CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-1) of our report dated March 10, 2009, with respect to the consolidated balance sheets of Cascade Bancorp and subsidiary (collectively, “Cascade Bancorp”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 10, 2009, with respect to the effectiveness of internal control over financial reporting of Cascade Bancorp as of December 31, 2008, both included in Cascade Bancorp’s Annual Report (Form 10-K) for the year ended December 31, 2008.

We also consent to the reference to our firm under the heading “Experts” in the prospectus included in Amendment No. 2 to the Registration Statement (Form S-1).

/s/ Delap LLP

Lake Oswego, Oregon
November 24, 2009